Attachment B

Continental Airlines Update

2001 Estimated Year-over-Year Change
Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM CASM Holding Fuel Price Constant Fuel Gallons Consumed Fuel Price (excluding fuel taxes)	(3.0) - (2.0)% (3.0) - (2.0)% 0.0 - 0.5% 78 - 82 cents	(2.0) - (1.0)% (1.0) - 0.0% 0.0 - 1.0% 80 - 84 cents

2001 Estimated Amounts
Financial	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Net Interest Expense Dividends on Preferred Stock of Trust	$230 Million $50 Million $2.5 Million	$900 Million $190 Million $9.5 Million

Year-over-Year Percentage Change
ASMs 2001 (Quarterly)	1st(A)	2nd(A)	3rd(E)	4th(E)	Full Year(E)
Domestic Latin America Europe Pacific System Continental Express	4% 2% (5)% 5% 2% 24%	6% 3% (1)% 35% 7% 23%	6% 0% (6)% 34% 5% 17%	3% 0% 0% 28% 3% 19%	5% 1% (3)% 25% 4% 20%

2001 Estimated Load Factor
Load Factor	3rd Qtr.(E)	Full Year(E)
Continental Continental Express	76 - 77% 62 - 63%	73 - 74% 62 - 63%

Attachment B (cont.)

EPS Estimated Share Count

Share count used for calculating basic and diluted earnings per share at different income levels for third and fourth quarters, and full year 2001 are as follows:

Third / Fourth Quarter 2001 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $25.6 Between $0 - $25.6 Below $0	54.7 54.7 54.7	59.5 55.3 54.7	$1.9 -- --

Full Year 2001 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $100.8 Between $0 - $100.8 Below $0	54.7 54.7 54.7	59.7 55.5 54.7	$7.6 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Please note that actual results could differ materially from the forecasts provided above. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in the company's Form 10-K and other securities filings with the Securities and Exchange Commission.